EXHIBIT 99.2

May 21, 2021

Jack A. Holmes
[address - redacted]

Re: Letter Agreement

Dear Mr. Holmes:

In connection with your resignation from the Board of Directors of Sharps Compliance Corp., a Delaware corporation (the “Company”), you (“you” or “Mr. Holmes”) and the Company (each, a “Party” and collectively, the “Parties”) hereby agree as follows:

1. Resignation. Mr. Holmes hereby voluntarily resigns from the Board of Directors of the Company effective as of May 21, 2021 (the “Effective Date”).

2. Certain Arrangements. On the Effective Date, in consideration of the covenants and agreements set forth in this Letter Agreement, and in appreciation for the service of Mr. Holmes on the Board of Directors of the Company, the Company will (1) pay Mr. Holmes $37,500 in cash upon his resignation, (2) accelerate vesting of 7,067 shares granted on October 1, 2020 and (3) award 1,713 shares which will vest immediately upon the effective date of Mr. Holmes’ resignation. For the avoidance of doubt, all equity awards between Mr. Holmes and the Company to which this Section 2 applies are described on Schedule A attached hereto.

3. Company Property. Mr. Holmes shall return to the Company, or at the Company’s request, destroy, all property (tangible or intangible) of the Company or its subsidiaries in his possession, custody, or control, including, but not limited to, files, documents, records, working papers, and reports (in each case, paper and electronic).

4. Confidentiality. The Parties hereto agree to keep the circumstances with respect to the resignation of Mr. Holmes from the Board of Directors of the Company confidential, except as required to be disclosed by applicable law or applicable NASDAQ listing rules. Mr. Holmes agrees and acknowledges that during the course of his service on the Board of Directors of the Company he has had access to, and the Company has disclosed to him, information relating to the businesses, operations, plans, projections, strategy, books, and records of the Company and its subsidiaries (“Confidential Information”). As required by his fiduciary duties to the Company, Mr. Holmes agrees that Mr. Holmes shall not, either directly or indirectly, use or disclose any Confidential Information for any purpose except: (i) as authorized by the Company in writing; (ii) as required by applicable law; (iii) as required to comply with a court order, subpoena, or demand of a governmental entity; or (iv) to the extent that such information has become available to the public through no fault or breach of Mr. Holmes.

5. Securities Laws. Mr. Holmes acknowledges and understands that the Confidential Information may constitute material nonpublic information concerning the Company and its subsidiaries, and trading in the Company’s securities while in possession of material nonpublic information or communicating that information to any other person or entity that trades in such securities could result in liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder.

6. Non-Disparagement. Except as required by applicable law, (a) neither Party shall disparage or make negative statements regarding the other Party, and (b) Mr. Holmes shall not disparage or make negative statements regarding the Company’s or its subsidiaries’ directors, managers, officers, employees, attorneys, agents, consultants, or representatives, or any of the Company’s or its subsidiaries’ products or services.

7. No Admission or Disagreement. For the avoidance of doubt, this Letter Agreement shall not constitute an admission by any Party of any: (a) violation of any statute, law, regulation, order, or other applicable law; (b) breach of contract, actual or implied; or (c) commission of any tort. There has been no disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

8. Miscellaneous. This Letter Agreement may be executed in any number of counterparts (including through electronic transmission), which together shall constitute this Letter Agreement. This Letter Agreement (together with the agreements and documents expressly referenced herein) represents the entire understanding and agreement between the Parties with respect to the subject matter discussed in this Letter Agreement, and supersedes all other representations, warranties, negotiations, and understandings (if any) made by and between such Parties with respect to such subject matter. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof). Any amendments or modifications hereto must be executed in writing by both Parties. In the event that any provision in this Letter Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, the affected provision shall be stricken from this Letter Agreement, and the remaining terms of this Letter Agreement and its enforceability shall remain unaffected thereby. All terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective administrators, executors, other legal representatives, heirs, successors and permitted assigns. Each Party has voluntarily executed and delivered this Letter Agreement for the purposes and the consideration expressed herein, and has carefully read this Letter Agreement, has had adequate time and opportunity to consider and understand its meaning and effect, and, if desired, has discussed it with any person of such Party’s choice, including such Party’s attorney. The Parties agree that money damages would not be a sufficient remedy for any breach or potential breach of this Letter Agreement and that without prejudice to any other rights and in addition to all other remedies it may be entitled to, each Party shall be entitled to specific performance and injunctive or other equitable relief without proof of damages and without the necessity of posting any bond or other security as a remedy for any such breach or potential breach.

If the foregoing correctly sets forth our agreement and understanding, please indicate your acceptance of the foregoing by signing and returning a copy of this Letter Agreement.

[Signature Page Follows]

SHARPS COMPLIANCE CORP.

By: /s/ Diana P. Diaz
Diana P. Diaz
Executive Vice President and Chief Financial Officer

Accepted and Agreed:

By: /s/ Jack A. Holmes
Jack A. Holmes
Date: May 21, 2021

SCHEDULE A

Jack Holmes
Final Payment

	Cash	Equity
Upcoming Board Meetings	Cash Retainer	Stock Granted on 10/1/20	Number of Shares (3)	Total Shares

June	$12,500	3,533		3,533
Sept	$12,500	3,534		3,534
Nov	$12,500		1,713	1,713

Total	$37,500	(1)		8,780	(2)

(1) Payable upon resignation.

(2) Accelerate vesting to date of resignation.

(3) Determined the number of shares associated with the November 2021 meeting as:
Annual Value of Shares to Board Members of $112,500
Divided by 4 quarters
‘= $28,125 of share value for final payment
Divided by Closing Stock Price on May 21, 2021 of $16.42
‘= 1,713 shares for final payment associated with November 2021 meeting